Exhibit 99.1

MLC GUC Trust

2018 (Calendar Year) Administrative Costs Budget

November 2017

$ in thousands	QE 3.31	QE 6.30	QE 9.30	QE 12.31	Total Budget CY 2018
Governance Costs
Trust Monitor (FTI Consulting)	$204.0	$204.0	$204.0	$204.0	$816.0
Trust Administrator (Wilmington Trust)	357.7	357.7	357.7	357.7	1,430.8
Subtotal for Governance Costs	561.7	561.7	561.7	561.7	2,246.8

Financial Reporting & Claims Resolution
Alix Partners	96.0	96.0	96.0	96.0	384.0
Distribution Advisor-Epiq	5.0	5.0	5.0	5.0	20.0
Claims Agent (Garden City Group)	18.4	18.4	18.4	18.4	73.5
Trust Corporate Counsel (Gibson Dunn) (Wind Down)	150.0	150.0	150.0	150.0	600.0
Trust Recall Matter Counsel (Gibson Dunn) (a)	1,500.0	500.0	500.0	500.0	3,000.0
Subtotal for Financial Reporting & Claims Resolution	1,769.4	769.4	769.4	769.4	4,077.5

Investment, Accounting & Tax Advisors
Investment Management Services (Wilmington Trust)	65.0	65.0	65.0	65.0	260.0
External Auditor (Plante Moran)	22.0	110.0	5.0	5.0	142.0
Tax Advisor (Rick Zablocki)	10.0	15.0	10.0	10.0	45.0
Subtotal for Investment, Accounting & Tax Advisors	97.0	190.0	80.0	80.0	447.0

Other Expenses
Insurance Expense	57.0	57.0	57.0	57.0	228.0
US Trustee Fees	13.0	13.0	13.0	13.0	52.0
Contingency	500.0	500.0	500.0	500.0	2,000.0
Subtotal for Other Expenses	570.0	570.0	570.0	570.0	2,280.0

Total Wind Down Expense	$2,998.1	$2,091.1	$1,981.1	$1,981.1	$9,051.3

(a) Budget line item for “Trust Recall Matter Counsel (Gibson Dunn)” assumes (i) that the Signatory Plaintiffs’ Motion to Enforce Settlement Agreement [Dkt. No. 14092] (the “Plaintiffs’ Motion”) is not approved by the Bankruptcy Court, and (ii) that the GUC Trust’s Motion to Authorize Forbearance Agreement [Dkt. No. 14095] (the “GUC Trust’s Motion”) is similarly not approved by the Bankruptcy Court. In such scenario, the GUC Trust intends to continue to vigorously defend its interests against the Plaintiffs’ prior motions seeking authority to file late claims against the GUC Trust. In the event that either the Plaintiffs’ Motion or the GUC Trust’s Motion are granted by the Bankruptcy Court and upheld on appeal (if any), or any other unanticipated material legal matter arises, then the dollar values set forth in the line item “Trust Recall Matter Counsel (Gibson Dunn)” will likely be materially different than as set forth in the Budget.

MLC GUC Trust

2018 (Calendar Year) Reporting Costs Budget

November 2017

$ in thousands	QE 3.31	QE 6.30	QE 9.30	QE 12.31	Total Budget CY 2018
Governance Costs
Trust Monitor (FTI Consulting)	$125.0	$125.0	$125.0	$125.0	$500.0
Trust Administrator (Wilmington Trust)	325.0	325.0	325.0	325.0	1,300.0
Subtotal for Governance Costs	450.0	450.0	450.0	450.0	1,800.0

Trust Professionals
AlixPartners	306.0	306.0	306.0	306.0	1,224.0
Frazier & Deeter	49.0	49.0	60.0	42.0	200.0
Gibson Dunn	187.5	187.5	187.5	187.5	750.0
CohnReznick	39.7	52.4	17.3	74.4	183.8
Plante Moran	25.0	20.0	25.0	25.0	95.0
Crowell Moring	105.0	105.0	105.0	105.0	420.0
Subtotal for Trust Professionals	712.2	719.9	700.8	739.9	2,872.8

Other Expenses
RR Donnelly	25.0	25.0	25.0	25.0	100.0
Contingency	125.0	125.0	125.0	125.0	500.0
Subtotal for Other Expenses	150.0	150.0	150.0	150.0	600.0

Total Reporting Costs	$1,312.2	$1,319.9	$1,300.8	$1,339.9	$5,272.8